Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8 (Form Type)

Sutro Biopharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	429,215	$21.42	$9,193,785	0.0001381	$1,270
		Total Offering Amounts:				$9,193,785	N/A	$1,270
		Total Fee Offsets:						$0
		Net Fee Due:						1,270

Offering Note

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Sutro Biopharma, Inc.’s (the “Registrant”) Common Stock.

1

(1) Represents additional shares of Common Stock to be registered and available for grant under the Registrant’s 2018 Equity Incentive Plan (the “2018 EIP”) resulting from the annual 5% automatic increase in the number of authorized Shares available for issuance under the 2018 EIP.

(2) Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per Share of $21.42 was computed by averaging the high and low prices of a share of Registrant’s common stock as reported on The Nasdaq Global Market on March 19, 2026.